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Exhibit 23.3

Consent of Ryder Scott

The Board of Directors
Forest Oil Corporation:

        We consent to the incorporation by reference in the registration statement on Form S-3 of Forest Oil Corporation of the use of our name and the information regarding our review of Forest Oil Corporation's estimates of reserves and future net cash flows from the production and sale of those reserves for the year ended December 31, 2003, which appears in the December 31, 2003, annual report on Form 10-K of Forest Oil Corporation.

/s/ RYDER SCOTT COMPANY, L.P.

May 21, 2004

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Consent of Ryder Scott